ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”), dated as of March 7, 2025, is by and between Fidelity Investments Institutional Operations Company LLC (“FIIOC”), organized under the laws of Massachusetts and THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK, a New York domiciled life insurance company (the “Company”).

WITNESSETH:

WHEREAS, the Fidelity Advisor Funds (collectively the “Funds”) are registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment companies under the Investment Company Act of 1940, as amended (the “Act”) that offers several series for which FIIOC, a registered transfer agent or sub-transfer agent of the Funds, serves as the transfer agent; and

WHEREAS, the Company issues variable life policies and/or variable annuity contracts (collectively, the “Contracts”) and has established certain separate accounts (the “Separate Accounts”) for the purpose of funding these Contracts; and

WHEREAS, the Company has entered into a participation agreement, as may be amended from time to time, with the Fund (the “Participation Agreement”), pursuant to which the Funds has agreed to make shares of the separate series or classes of the Funds (the “Shares”) available for purchase by one or more of the Separate Accounts, in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

WHEREAS the Separate Accounts are registered with the SEC as unit investment trusts under the Act and rely on Section 12(d)(1)(E) of the Act to permit investment in the Series of the Fund and to operate as a two-tier investment company; and

WHEREAS, FIIOC desires to retain the Company to provide, or arrange to provide, the administrative and shareholder services specified in Exhibit A, as attached hereto (the “Services”), to the Funds in connection with the Series, [the shares of which are beneficially owned by Contract owners]; and

WHEREAS, the Company desires to provide such Services on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto agrees as follows:

1.  Services. The Company agrees to perform, or arrange to perform, some or all of the administrative and shareholder services specified in Exhibit A (the “Services”), as may be amended from time to time. If FIIOC agrees to pay Company a fee, the fee will be equal to an annual rate of the average daily net assets of the Series that are held by the Separate Accounts as specified in Schedule I

2.   Expenses. Each party will bear all expenses in connection with the performance of its obligations under this Agreement.

3.  Company not an Agent. It is understood and agreed that in performing the Services under this Agreement the Company, acting in its capacity described herein, shall at no time be acting as an agent for FIIOC or the Fund.

4.  Written Reports. The Company will provide FIIOC with such information as FIIOC may reasonably request and will cooperate with and assist FIIOC in the preparation of reports, if any, to be furnished to the Board of the Funds in conjunction with the Contracts or other aspects of the Funds concerning this Agreement, the Services provided and any fees or compensation paid or payable pursuant hereto, in addition to any other response or filings that may be required by law.

5.  Termination. With respect to any Separate Account and the Funds or any Series, this Agreement may be terminated upon mutual agreement of the parties hereto in writing. Either party to this Agreement may terminate the Agreement with 180 days’ prior written notice, without the payment of any penalty.

This Agreement will terminate automatically with respect to any Separate Account and Funds or Series covered under a Participation Agreement upon termination of such Participation Agreement; provided, however, that the obligations in this Agreement shall survive with respect to the Funds or Series for as long as assets of such Funds or Series remain invested through a Separate Account (e.g., for Contracts in effect on the effective date of termination of a Participation Agreement) and the Company continues to provide the Services with respect to the Funds or Series. Upon redemption of such assets, and provided that the Funds no longer continues to make Series shares available pursuant to a Participation Agreement, this Agreement and all obligations hereunder shall terminate automatically.

Termination of this Agreement with respect to one Separate Account does not affect the continuation of this Agreement with respect to any other Separate Account.

6.  Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing. To the extent required by applicable law, any such amendments shall be subject to appropriate regulatory requirements or approvals.

7.  Indemnification. The Company agrees to indemnify and hold harmless FIIOC and its officers, directors, employees and agents (collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the performance or non-performance by the Company under this Agreement.

FIIOC agrees to indemnify and hold harmless the Company, the Separate Accounts and their respective officers, directors, employees and agents (collectively, the “Indemnified Parties) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of FIIOC) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to a performance or non-performance by FIIOC under this Agreement.

8.  Miscellaneous

(a)   Successors and Assigns; Assignment This Agreement shall be binding upon the parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successor and assigns. Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be assigned without the written consent of the other party, except that FIIOC may assign its rights, obligations and liabilities to a successor upon notice to the Company. To the extent required by applicable law, any such assignments shall be subject to appropriate regulatory requirements or approvals.

(b)   Applicable Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

(c)   Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered:

If to the Company:

The United States Life Insurance Company in the City of New York

Attn: General Counsel

2919 Allen Parkway, L4-01

Houston, TX 77019

Email: saamcolegal@corebridgefinancial.com

With a copy to:

Mallary Reznik

21650 Oxnard Street, Suite 750

Woodland Hills, California 91367

Attn: Mallary Reznik

Email: mallary.reznik@corebridgefinancial.com

If to FIIOC:

Fidelity Investments Operations Company LLC

500 Salem St., Smithfield RI 02917

Attn: Contracts Management

(d)   Entire Agreement. This Agreement Exhibit A and constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements and documents with respect to such matters. The parties agree that Schedule 1 may be replaced from time to time with a new Schedule l, as appropriate, to accurately reflect any changes in the Funds available as investment vehicles under the Participation Agreements.

(e)   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(f)   Effective Date. This Agreement shall become effective as of the date written above and shall remain in effect unless specifically terminated as provided below.

(g)   Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

THE UNITED STATES LIFE INSURANCE
COMPANY IN THE CITY OF NEW YORK

By:	/s/ Barbara Rayll
Name: Barbara Rayll
Title: Vice President, Business Case
Development

FIDELITY INVESTMENTS INSTITUTIONAL
OPERATIONS COMPANY LLC

By:	/s/ Robert Bachman
Name: Robert Bachman
Title: EVP

SCHEDULE I

SERIES OF FUND

AVAILABLE FOR PURCHASE

BY

THE UNITED STATES LIFE INSURANCE COMPANY

IN THE CITY OF NEW YORK

UNDER THIS AGREEMENT

(As of March 7, 2025, except as otherwise indicated below)

Separate Account	Series Name	Fee
USL Separate	All series of the Fund	0bps
Account RS

The parties hereto agree that this Schedule I may be revised and replaced as necessary to accurately reflect the Series of the Fund covered under this Agreement. Such agreement shall be reflected in a written acknowledgement executed by all Parties.

EXHIBIT A

Services

Maintenance of books and records

•	Maintain an inventory of shares purchased to assist the Funds’ transfer agent in recording issuance of shares.

•	Perform miscellaneous accounting services to assist transfer agent in recording transfers of shares (via net purchase and redemption orders).

•	Reconciliation and balancing of the Company’s separate accounts at the Series level in the general ledger and reconciliation of cash accounts at general account.

Purchase orders

•	Determination of net amount of cash flow into each Series.

•	Reconciliation and notification to the Funds of net purchase orders (wire) and confirmation thereof.

Redemption orders

•	Determination of net amount required for redemptions by the Series.

•	Reconciliation and notification to the Funds of cash required for net redemption orders and confirmation thereof.

Reports

•

Upon reasonable request, provide reporting to FIIOC in relation to trading activity, compliance with the terms of the Participation Agreement between the parties and other regulatory and compliance matters.

Other administration support

•	Assistance with Funds proxy solicitations, specifically with respect to soliciting voting instructions from contract owners.

•	Sub-accounting services.

•	Providing other administrative support to the Funds as mutually agreed between the Company from time to time.

•	Upon reasonable request, preparation of reports to third-party reporting services.

Exhibit A-1

Shareholder services

•	When required, distribution of shareholder reports, annual prospectuses, and annual statements of additional information to existing Contract owners (but not to prospective investors);

•	The preparation, printing and distribution of reports of values to owners of Contracts who have contract values allocated to the Series;

•	Receiving and answering correspondence from existing Contract owners (including requests for prospectus and statements of additional information for the Funds);

•	Answering questions about the Series from existing Contract owners;

•	Preparation of subaccount performance figures for subaccounts investing in the Series;

Other shareholder services as mutually agreed upon by parties.

Exhibit A-2